Exhibit 99.2

SUBSCRIPTION CERTIFICATE

YRC WORLDWIDE INC.

ELECTION TO SUBSCRIBE TO PURCHASE FOR CASH

10% SERIES B CONVERTIBLE SENIOR SECURED NOTES DUE 2015

THE RELATED EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 15, 2011 UNLESS EXTENDED (THE “EXPIRATION DATE”)

IN ORDER TO SUBSCRIBE, THE UNDERSIGNED MUST COMPLETE THIS CERTIFICATE OR A FACSIMILE THEREOF, RETURN IT TO THE SUBSCRIPTION AGENT, PAY YOUR SUBSCRIPTION AMOUNT IN FULL, AND SUBMIT YOUR LETTER OF EXCHANGE OR FACSIMILE THEREOF TO THE EXCHANGE AGENT, EACH PRIOR TO THE EXPIRATION DATE.

To Holder of Record of Credit Agreement Claims:

This subscription certificate relates to subscription rights issued as exchange consideration by YRC Worldwide Inc., a Delaware corporation (the “Company”), to holders of record (“Holders”) of credit agreement claims (“Credit Agreement Claims”) under the Company’s credit agreement, dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as administrative agent (the “administrative agent”), and the other agents and lenders named therein (each, a “Lender”) that tender such Credit Agreement Claims in the Company’s offer to exchange (the “Exchange Offer”) described in the prospectus, dated                     , 2011 (the “Prospectus”) forming a part of its Registration Statement on Form S-1, which was declared effective by the Securities and Exchange Commission. Pursuant to the subscription rights described in the Prospectus, Holders of Credit Agreement Claims who participate in the Exchange Offer will be eligible to subscribe to purchase for cash an aggregate of $100,000,000 in principal amount of the Company’s new 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) at an offering price of 100.0%.

Holders of Credit Agreement Claims may elect to subscribe to purchase an amount of Series B Notes up to their pro rata portion based on their respective Credit Agreement Claims, calculated as of the Expiration Date (the “Pro Rata Portion”), which is referred to as the “basic subscription right”. In addition, electing Holders may subscribe to purchase additional Series B Notes in excess of their Pro Rata Portion to the extent that other Holders of Credit Agreement Claims do not subscribe to purchase their respective Pro Rata Portions, which is referred to as the “oversubscription right” and together with the basic subscription right, the “subscription rights.” The amount of Series B Notes that an electing Holder subscribes to purchase at an offering price of 100% is its “subscription amount.”

The aggregate amount of outstanding Credit Agreement Claims as of June 30, 2011 was $1,038,477,160.73. The amount of Credit Agreement Claims may change up to and including the closing date of the Exchange Offer, however the Pro Rata Portion and any adjustment to the subscription amount will be calculated as of the Expiration Date. As of June 30, 2011, subject to certain assumptions, it is estimated that the basic subscription right is approximately $96.2948 in aggregate principal amount of Series B Notes for each $1,000 of Credit Agreement Claims.

Please contact the administrative agent for information regarding your Credit Agreement Claims, including the amount thereof.

To the extent that acceptance of valid subscriptions to purchase Series B Notes would require the Company to issue more than $100,000,000 (the “Maximum Issuance Amount”) in aggregate principal amount of Series B Notes in connection with the subscription rights, the Company will allocate oversubscription rights for Series B Notes on a pro rata basis and make corresponding reductions to the subscription amount of Series B Notes to be purchased. In the event of an oversubscription, the subscription amount of each electing Holder who oversubscribed will be reduced by the amount of the oversubscription of the Series B Notes on a pro rata basis, based on such Holder’s aggregate Credit Agreement Claims as compared to the aggregate Credit Agreement Claims of all electing Holders who oversubscribed, such that the aggregate principal amount of commitments to purchase Series B Notes shall not exceed the Maximum Issuance Amount. The Subscription Agent will refund the amount of any excess oversubscription to each electing Holder after giving effect to any such adjustments.

The principal amount of Series B Notes purchased by each electing Holder will be rounded down to the nearest $1.00, with no cash or other consideration delivered in respect of such rounding down.

The subscription rights are an integral part of the exchange consideration of the Exchange Offer and expire contemporaneously with the Exchange Offer. Notwithstanding any other provisions relating to subscription rights, the Company will not be required to accept any subscription certificates validly submitted (and not validly withdrawn) pursuant to the Exchange Offer, and may terminate, amend or extend any offer or delay or refrain from accepting subscription certificates or transferring any exchange consideration to the applicable trustees (or persons performing a similar function) in respect of any subscription rights, if any of the conditions described in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer” have not been satisfied, or are reasonably determined by the Company to have not been satisfied and, in the Company’s reasonable judgment, such failure makes it inadvisable to proceed with the Exchange Offer.

If you are participating in the Exchange Offer, you may subscribe to purchase Series B Notes at any time prior to the expiration of the Exchange Offer on the Expiration Date. Your subscription certificate or a facsimile thereof and payment of your subscription amount must be received by the subscription agent and your completed and executed letter of exchange or facsimile thereof must be received by the exchange agent, each on or prior to the Expiration Date. At the expiration date, each electing holder of credit agreement claims will be bound by its subscription certificate to purchase its subscription amount, subject to any adjustment by the Company in the event of an oversubscription to the Series B Notes.

The Company may extend the Expiration Date in its sole discretion. The Company will extend the Expiration Date as required by applicable law, and may choose to extend it if the Company decides to give eligible Holders more time to subscribe to purchase Series B Notes. If the Company elects to extend the previously scheduled Expiration Date, it will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

Your payment must be made in U.S. dollars for the full subscription amount of Series B Notes subscribed for by wire transfer of immediately available funds to the account maintained by the subscription agent for the purpose of the subscription to the Series B Notes (see wire transfer instructions on the following page). Your payment will be considered received by the subscription agent only upon receipt by wire transfer of collected funds in the subscription agent’s account. Any return of any subscription amount under the circumstances set forth in this subscription certificate or in the Prospectus shall be made promptly by the subscription agent following the Expiration Date or termination of the Exchange Offer.

The Company will pay all expenses of the subscription agent related to its acting in such role in connection with the subscription rights. You are responsible for paying any other commissions, fees and expenses (including brokerage commission and fees and transfer taxes) incurred in connection with your subscription to purchase and the purchase of the Series B Notes. Neither the Company nor the subscription agent will pay such commissions, fees or expenses. The Company has agreed to indemnify the subscription agent from liabilities that it may incur in connection with the subscription rights, including liabilities under the federal securities laws.

Subscription Agent:

U.S. Bank National Association

Two Liberty Place

50 S. 16th Street, Suite 2000

Philadelphia, PA 19102

Attention: George Rayzis

Facsimile: (215) 761-9412

Confirmation:

(215) 761-9317 or call toll free: (800) 945-4689

Holders of Series B Notes that are convertible into 10% or more of Company’s common stock or who otherwise may be deemed to be affiliates of the Company have the right to become party to a registration rights agreement with respect to the resale of the Series B Notes and the common stock such notes are convertible into, as described in the Prospectus under “Registration Rights.” The Series B Notes registration rights agreement and the securityholder questionnaire contained therein are available on Intralinks. Copies of an executed “Holder” signature page and a completed and signed securityholder questionnaire in respect of the Series B Notes registration rights agreement may be sent by email or facsimile to the attention of: John Berger, Kirkland & Ellis LLP, john.berger@kirkland.com, facsimile: (312) 862-2200, to be held in escrow pending the closing of the Exchange Offer.

SUBSCRIPTION INSTRUCTIONS:

In order to exercise your subscription rights, please indicate your total subscription amount (including any oversubscription amount) below and complete the following instructions.

FIRST, send the completed and executed letter of exchange or facsimile thereof to the exchange agent, prior to or concurrently with sending your completed and executed subscription certificate or facsimile thereof for the Series B Notes subscribed for to the subscription agent (either by facsimile, first class, express or overnight mail or by hand delivery):

U.S. Bank National Association

Two Liberty Place

50 S. 16th Street, Suite 2000

Philadelphia, PA 19102

Attention: George Rayzis

Facsimile: (215) 761-9412

You may confirm receipt by calling toll-free at (800) 945-4689 or direct at (215) 761-9317.

SECOND, wire transfer of immediately available funds to the account maintained by the subscription agent for the subscription amount to the Series B Notes as follows:

U.S. Bank National Association

ABA No.: 091000022

Beneficiary Name: USBANK PA & NJ CT WIRE CLRG

Beneficiary Account No.: A/C 173103781816

Reference: YRC Worldwide Inc.

Attention: Tom O’Connell/George Rayzis

Foreign investors please use SWIFT code: USBKUS44IMT

PLEASE INDICATE BELOW YOUR TOTAL SUBSCRIPTION AMOUNT AND OTHER REQUIRED INFORMATION.

SUBSCRIPTION AMOUNT TO PURCHASE:

I hereby subscribe to purchase $                         in aggregate principal amount of Series B Notes and agree to the terms and conditions set forth in this subscription certification and in the Prospectus with regard to this subscription. Please complete the worksheet below indicating the amount of your total subscription.

Basic Subscription Right:

Amount of Credit Agreement Claims: $                         divided by 1,000 = $              X $96.2948 =

$                          basic subscription right (a.)

Oversubscription Right:

Total amount of oversubscription requested: $                          (b.)

Total Subscription:

Total subscription of Series B Notes (subtotals a. + b.): $

The undersigned acknowledges that it has received the Prospectus for the Exchange Offer, and it hereby subscribes to purchase for cash the Series B Notes indicated above on the terms and conditions set forth in the Prospectus. The undersigned hereby agrees that if it fails to pay for the Series B Notes for which it has subscribed, the Company may exercise its legal remedies against it.

PLEASE SIGN HERE (TO BE COMPLETED BY ALL HOLDERS ELECTING TO SUBSCRIBE TO PURCHASE SERIES B NOTES):

Name of Institution

Signature

Print Name

Capacity (Full Title)

Taxpayer ID #

Email Address (for notice purposes)

Date

FOR SETTLEMENT OF THE SERIES B NOTES ON THE SYSTEM OF THE DEPOSITORY TRUST COMPANY, PLEASE PROVIDE THE FOLLOWING INFORMATION:

DTC Participant Name

DTC Participant Number

Contact Name at DTC Participant

Email Address for Contact at DTC Participant

Wire Instructions for Return of Subscription Amount

Please provide wire instructions for the return of any subscription amount under the circumstances set forth in this subscription certificate or in the Prospectus.

Bank Name:

Bank Telephone Number:

Account Name:

Account Number:

Routing Number:

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